Kraton Performance Polymers, Inc. Announces Third Quarter 2012 Results

HOUSTON, Oct. 31, 2012 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended September 30, 2012.

2012 THIRD QUARTER OVERVIEW

  Sales volume was 79.3 kilotons, compared to 77.6 kilotons in the third quarter 2011, an increase of  2.2%
  Sales revenue decreased $59.4 million in the third quarter 2012 compared to the third quarter 2011, primarily due to decreases in average selling prices of $36.2 million related to declines in raw material costs, primarily butadiene, and a  $25.0 million negative impact from changes in foreign currency exchange rates
  Gross profit was $42.8 million in the third quarter of 2012, compared to $101.5 million in the third quarter of 2011. Included in the period-over-period decline of $58.7 million, is a $69.7 million negative impact associated with the spread between FIFO and estimated current replacement cost (ECRC).  Net of the impact of this spread, gross profit at ECRC was $80.4 million in the third quarter of 2012, compared to $69.4 million in the third quarter of 2011
  Adjusted EBITDA was $13.2 million in the third quarter of 2012 compared to $71.1 million in the third quarter of 2011. Included in the period-over-period decline of $57.9 million, is a $69.7 million negative impact associated with the spread between FIFO and ECRC.  Net of the impact of the spread, Adjusted EBITDA at ECRC was $50.8 million in the third quarter of 2012, compared to $39.0 million in the third quarter of 2011
  Net income declined $58.6 million to a net loss of $15.5 million or $0.48 per diluted share in the third quarter of 2012 compared to net income of $43.1 million or $1.33 per diluted share in the third quarter of 2011
  Cash provided by operating activities was approximately $33.5 million in the third quarter of 2012, compared to cash used in operating activities of $10.7 million in the third quarter of 2011.  For the nine months ended September 30, 2012, cash provided by operating activities was approximately $102.2 million, compared to cash provided by operating activities of $3.6 million for the nine months ended September 30, 2011

"We believe our third quarter and year-to-date results demonstrate the effectiveness of our Price Right strategy, which in combination with our relentless innovation-driven sales focus, is yielding progress despite the disruptive impact of raw material price volatility thus far in 2012, and more recently, a marketplace that is clearly slowing globally. Excluding the impact of raw material volatility, our results in the third quarter 2012 were stronger than in the third quarter 2011, as evidenced by Adjusted EBITDA at ECRC improving to $51 million in the third quarter of 2012 compared to $39 million in in the third quarter 2011. Sales volume in the third quarter 2012 was up approximately 2 kilotons, or 2%, compared to the third quarter 2011, and similarly, our year-to-date sales volume is up 2% compared to the nine months ended September 30, 2011. Additionally, operating activities in the third quarter 2012 provided strong cash flow of $33 million as compared to a use of $11 million in the third quarter 2011" said Kevin M. Fogarty, President and Chief Executive Officer. "Our vitality index for the trailing twelve month period ended September 2012 was 13%, and we continue to see encouraging results for many of the innovation products such as HiMA and NEXAR™that were highlighted at our investor day in August," Fogarty said. "Following continued delays associated with securing the environmental permit required for our proposed joint venture with Formosa, we did not renew the framework agreement upon its expiration on September 30, 2012, and we are now fully engaged in the evaluation of alternate sites in the Asia Pacific region, where we plan to build our 30 kiloton HSBC plant on a stand-alone basis. We are confident that we have the liquidity and capability to construct the plant on a stand-alone basis, and we look forward to providing you with updates on project location and timeline in the near future."

	Three Months Ended September 30,		Nine Months Ended September 30,
(US $ in thousands, except per share amounts)	2012	2011	2012	2011
Revenues	$ 342,635	$ 401,993	$ 1,126,704	$ 1,133,249
Adjusted EBITDA(1)	$ 13,210	$ 71,063	$ 101,185	$ 201,280
Adjusted EBITDA at ECRC (1)	$ 50,846	$ 38,975	$ 121,482	$ 98,337
Net income (loss) (2)	$ (15,499)	$ 43,093	$ 13,261	$ 111,947
Net income (loss) per diluted share(2)	$ (0.48)	$ 1.33	$ 0.41	$ 3.45
Net cash provided by (used in) operating activities	$ 33,450	$ (10,693)	$ 102,188	$ 3,550

(1) A reconciliation Net Income (loss) to Adjusted EBITDA and Adjusted EBITDA at ECRC is included in the accompanying financial tables.

(2) Net loss included impairment charges of approximately $3.5 million, net of tax, partially offset by a reduction to our storm related charges of $0.2 million, net of tax, which decreased our diluted earnings per share by $0.10 for the three months ended September 30, 2012. The impact of the change in our valuation allowance decreased our diluted earnings per share by $0.30 for the three months ended September 30, 2012 and increased our diluted earnings per share by $0.34 for the three months ended September 30, 2011. Net income for the nine months ended September 30, 2012 included charges of approximately $12.2 million, net of tax, associated with a property tax dispute in France, impairment charges, storm related charges, restructuring and related charges, and costs associated with our March 2012 debt offering, partially offset by $6.9 million, net of tax, associated with our settlement with LyondellBasell. These items, net of tax, decreased our diluted earnings per share by $0.16 for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2011 includes charges of approximately $9.8 million, net of tax, or $0.30 per diluted share, associated with restructuring and related charges, costs associated with debt refinancing, costs associated with a secondary public offering of our common stock and charges associated with evaluating acquisition transactions. The impact of the change in our valuation allowance decreased our diluted earnings per share by $0.29 for the nine months ended September 30, 2012 and increased our diluted earnings per share by $0.61 for the nine months ended September 30, 2011.

3Q 2012 VERSUS 3Q 2011 RESULTS
Sales revenue in the third quarter 2012 was $342.6 million, a decrease of approximately $59.4 million or 14.8% compared to the third quarter 2011. The decrease was largely due to global product sales price decreases of $36.2 million associated with declines in monomer costs and a $25.0 million decrease associated with changes in foreign currency exchange rates, partially offset by a $1.6 million contribution from increased sales volume. Sales volume in the third quarter 2012 was 79.3 kilotons, an increase of 2.2%, compared to the third quarter 2011.

Adjusted EBITDA in the third quarter 2012 was $13.2 million, or 3.9% of revenue, compared to $71.1 million, or 17.7% of revenue in the third quarter 2011. Adjusted EBITDA at ECRC was $50.8 million, or 14.8% of revenue in the third quarter 2012, compared to $39.0 million, or 9.7% of revenue in the third quarter 2011.

Our effective tax rate was a 9.6% benefit and a 7.4% expense for the three months ended September 30, 2012 and 2011, respectively. For the three months ended September 30, 2012 and 2011, we increased our valuation allowance on deferred tax assets by $9.8 million and reduced our valuation allowance on deferred tax assets by $11.0 million, respectively. Excluding the change in our valuation allowance, our effective tax rate would have been a 66.4% benefit and a 25.6% expense for the three months ended September 30, 2012 and 2011, respectively.

Third quarter 2012 net loss was $15.5 million or $0.48 per diluted share, compared to the third quarter 2011 net income of $43.1 million or $1.33 per diluted share. Third quarter 2012 net loss per share includes a net $0.10 per share negative impact, primarily due to an impairment charge of approximately $3.5 million, net of tax. The impact of the change in our valuation allowance decreased our diluted earnings per share by $0.30 for the three months ended September 30, 2012 and increased our diluted earnings per share by $0.34 for the three months ended September 30, 2011.

End Use Market Information

Advanced Materials
Sales revenue decreased $8.6 million or 8.4% to $93.7 million for the three months ended September 30, 2012 from $102.3 million for the three months ended September 30, 2011. Changes in foreign currency exchange rates represented $4.0 million of the $8.6 million decline in sales revenue. The balance of the decline in sales revenue was due to lower average selling prices associated with declines in raw material costs, primarily butadiene, which were partially offset by improved sales volume in more differentiated products, including innovation grades for PVC alternatives.

Adhesives, Sealants and Coatings
Sales revenue decreased $25.3 million or 17.8% to $116.5 million for the three months ended September 30, 2012 from $141.8 million for the three months ended September 30, 2011. Changes in foreign currency exchange rates accounted for $7.9 million of the $25.3 million decline in sales revenue. The balance of the decline in sales revenue was due to lower volume and, to a lesser extent, lower average selling prices associated with declines in raw material costs, primarily butadiene. The decline in sales volume was due to the timing of sales of lubricant additives, as sales volume for other applications in this end use increased compared to the third quarter of 2011. Within the innovation portfolio, third quarter 2012 sales volume increased compared to the third quarter 2011, primarily for printing plate applications.

Paving and Roofing
Sales revenue decreased $22.2 million or 17.0% to $108.1 million for the three months ended September 30, 2012 from $130.3 million for the three months ended September 30, 2011. Changes in foreign currency exchange rates accounted for $10.9 million of the $22.2 million decline in sales revenue. The balance of the decline in sales revenue was the result of lower average selling prices associated with declines in raw material costs, primarily butadiene, which were partially offset by increased sales volume. Sales volume increased in all markets with the exception of North America, in which paving and, to a lesser extent, roofing sales volume declined year-on-year. A portion of the growth in paving volume was in target growth markets in Asia and the Middle East. Sales of our innovative highly modified asphalt (HiMA) volume increased in the third quarter of 2012 compared to the third quarter of 2011.

Cariflex™
Sales revenue decreased $3.4 million or 12.3% to $24.2 million for the three months ended September 30, 2012 from $27.6 million for the three months ended September 30, 2011. Changes in foreign currency exchange rates accounted for $2.2 million of the $3.4 million decline in sales revenue. The remaining $1.2 million decline was the result of lower sales volume, largely due to the timing of buying patterns by our customers, partially offset by higher average selling prices. Even though the timing of customer purchases results in variation in Cariflex quarterly sales volume, for the nine months ended September 2012 sales volume is up approximately 6% compared to the first nine months of 2011.

CASH FLOW
During the third quarter of 2012, net cash provided by operating activities was $33.5 million compared to net cash used in operating activities of $10.7 million in the third quarter of 2011. Net capital expenditures in the third quarter 2012 were $19.6 million versus $13.5 million in the third quarter 2011. In September 2012 the company made a voluntary prepayment of outstanding indebtedness under its term loan of $40.0 million.

RECENT DEVELOPMENTS
Our current view is that average monomer costs may decline slightly through year end, driven by lower butadiene prices. As such, we currently anticipate that our gross profit will be negatively impacted by the spread between FIFO and ECRC of approximately $5.0 million to $10.0 million in the fourth quarter of 2012. This estimate is based on numerous complex and interrelated assumptions with respect to monomer costs, and ending inventory levels in the fourth quarter and the actual charge may be significantly different based on fourth quarter results.

We recently opted not to extend our previously announced framework agreement with Formosa Petrochemical Corporation ("FPCC") which expired, in accordance with its terms, on September 30, 2012. The expired agreement had governed the formation of a proposed 50/50 joint venture to build, own and operate a 30 kiloton HSBC plant at FPCC's petrochemical site in Mailiao, Taiwan. Progress on the HSBC joint venture project had been significantly delayed while FPCC waited initially for environmental permit approval, and subsequently while FPCC sought resolution regarding conditions on which the permit was finally approved in July, 2012. FPCC considered the conditions to be too restrictive and limiting on its overall operation in Mailiao, Taiwan.

We are moving forward with a stand-alone HSBC expansion project in the Asia Pacific region. Locations in the region, including those in China, which were identified during our site selection process conducted in 2010 and early 2011, will be the primary areas of focus. We believe a significant amount of the engineering and design work conducted to date will be applicable to the alternate location. Presently, however, it is not possible to estimate with certainty either the project cost or the time-line for completion at an alternate stand-alone location. However, the options under consideration are within existing industrial sites where we should have access to existing infrastructure and utilities, thus helping to control overall project expenditure. In the third quarter 2012, we incurred a pre-tax impairment charge of $3.4 million associated with the write-off of a portion of project costs associated with our joint venture efforts in Taiwan.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC and Gross Profit at ECRC. A table included in this earnings release reconciles each of these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and; our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our credit agreement; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our credit agreement. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Finally, as a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP because of volatility in raw material prices.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, November 1, 2012 at 9:00 a.m. (Eastern Time) to discuss third quarter 2012 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-989-5214. International dial-in #: 517-308-9285.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on November 1, 2012 through 11:59 p.m. Eastern Time on November 15, 2012. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-349-4505 and International callers dial 203-369-0029.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide.. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding our plans and ability to expand HSBC capacity in Asia, projected gross profit impact and FIFO to ECRC spreads and expectations regarding monomer pricing.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, as subsequently amended on March 8, 2012, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; significant fluctuation in raw material costs may result in volatility in our quarterly results; seasonality in our business, particularly for Paving and Roofing end uses; our substantial indebtedness, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior secured credit agreement and the senior notes; financial and operating constraints related to our indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing; political, economic and local business risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees' exposure to chemicals deemed harmful to humans; regulation of our company or our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our plan to expand hydrogenated styrenic block copolymer capacity in Asia on a stand-alone basis; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; our expectation that we will not pay dividends for the foreseeable future; our status as a holding company dependent on dividends from our subsidiaries; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton's periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Sales revenue	$ 342,635	$ 401,993	$ 1,126,704	$ 1,133,249
Cost of goods sold	299,882	300,539	934,952	836,549

Gross profit	42,753	101,454	191,752	296,700

Operating expenses:
Research and development	7,401	6,703	22,957	20,271
Selling, general and administrative	23,447	25,838	76,223	80,921
Depreciation and amortization	16,109	16,689	47,843	46,919
Impairment of long-lived assets	5,434	0	5,434	0

Total operating expenses	52,391	49,230	152,457	148,111

Loss on extinguishment of debt	0	0	0	2,985
Earnings (loss) of unconsolidated joint venture	133	595	433	(144)
Interest expense, net	7,634	6,288	22,106	23,384

Income (loss) before income taxes	(17,139)	46,531	17,622	122,076
Income tax expense (benefit)	(1,640)	3,438	4,361	10,129

Net income (loss)	$ (15,499)	$ 43,093	$ 13,261	$ 111,947

Earnings (loss) per common share:
Basic	$ (0.48)	$ 1.34	$ 0.41	$ 3.51
Diluted	$ (0.48)	$ 1.33	$ 0.41	$ 3.45
Weighted average common shares outstanding:
Basic	31,943	31,880	31,927	31,750
Diluted	31,943	32,215	32,202	32,253

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)

	September 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$ 202,271	$ 88,579
Receivables, net of allowances of $496 and $549	164,550	142,696
Inventories of products	339,081	394,796
Inventories of materials and supplies	10,193	9,996
Deferred income taxes	9,639	2,140
Other current assets	27,883	27,328

Total current assets	753,617	665,535
Property, plant and equipment, less accumulated depreciation of $318,755 and $281,442	365,548	372,973
Identifiable intangible assets, less accumulated amortization of $65,273 and $58,530	61,693	66,184
Investment in unconsolidated joint venture	13,293	13,350
Debt issuance costs	11,624	11,106
Deferred income taxes	7,137	0
Other long-term assets	24,686	24,608

Total assets	$ 1,237,598	$ 1,153,756

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$ 0	$ 7,500
Accounts payable-trade	95,380	88,026
Other payables and accruals	38,662	51,253
Due to related party	21,514	14,311
Deferred income taxes	609	0

Total current liabilities	156,165	161,090
Long-term debt, net of current portion	448,053	385,000
Deferred income taxes	12,886	6,214
Other long-term liabilities	88,894	83,658

Total liabilities	705,998	635,962

Stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 32,276 shares issued and outstanding at September 30, 2012; 32,092 shares issued and outstanding at December 31, 2011	323	321
Additional paid in capital	353,518	347,455
Retained earnings	200,897	187,636
Accumulated other comprehensive loss	(23,138)	(17,618)

Total stockholders' equity	531,600	517,794

Total liabilities and stockholders' equity	$ 1,237,598	$ 1,153,756

KRATON PERFORMANCE POLYMERS, INC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)

	Nine months ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 13,261	$ 111,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,843	46,919
Amortization of debt premium	(72)	0
Amortization of debt issuance costs	2,235	6,067
Loss on property, plant and equipment	415	28
Impairment of long-lived assets	5,434	0
Loss on extinguishment of debt	0	2,985
(Earnings) loss from unconsolidated joint venture, net of dividends received	(33)	660
Deferred income tax expense (benefit)	(6,172)	4,585
Share-based compensation	5,245	4,196
Decrease (increase) in:
Accounts receivable	(23,059)	(42,637)
Inventories of products, materials and supplies	53,056	(108,423)
Other assets	(721)	(1,337)
Increase (decrease) in:
Accounts payable-trade	7,909	(2,941)
Other payables and accruals	(8,768)	(8,417)
Other long-term liabilities	(1,554)	(4,081)
Due to related party	7,169	(6,001)

Net cash provided by operating activities	102,188	3,550

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, net of proceeds from sales	(42,436)	(46,720)
Purchase of software	(1,789)	(2,968)
Settlement of net investment hedge	1,648	0

Net cash used in investing activities	(42,577)	(49,688)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	101,250	400,000
Repayments of debt	(45,626)	(391,285)
Proceeds from the exercise of stock options	820	8,271
Proceeds from insurance note payable	0	4,734
Repayment of insurance note payable	0	(4,734)
Debt issuance costs	(3,156)	(15,231)

Net cash provided by financing activities	53,288	1,755

Effect of exchange rate differences on cash	793	(2,819)

Net increase (decrease) in cash and cash equivalents	113,692	(47,202)
Cash and cash equivalents, beginning of period	88,579	92,750

Cash and cash equivalents, end of period	$ 202,271	$ 45,548

Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$ 12,695	$ 6,043
Cash paid during the period for interest, net of capitalized interest	$ 23,854	$ 21,611

KRATON PERFORMANCE POLYMERS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA AT ECRC

(In thousands)

We reconcile net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)

Net income (loss)	$ (15,499)	$ 43,093	$ 13,261	$ 111,947
Add:
Interest expense, net	7,634	6,288	22,106	23,384
Income tax expense (benefit)	(1,640)	3,438	4,361	10,129
Depreciation and amortization expenses	16,109	16,689	47,843	46,919

EBITDA	$ 6,604	$ 69,508	$ 87,571	$ 192,379

Add (deduct):
Settlement gain (a)	0	0	(6,819)	0
Property tax dispute (b)	0	0	6,211	0
Storm related charges (c)	(336)	0	2,481	0
Restructuring and related costs (d)	0	308	1,062	1,720
Non-cash compensation expense	1,508	1,247	5,245	4,196
Impairment of long-lived assets (e)	5,434	0	5,434	0
Loss on extinguishment of debt (f)	0	0	0	2,985

Adjusted EBITDA	13,210	71,063	101,185	201,280
Add (deduct):
Spread between FIFO and ECRC	37,636	(32,088)	20,297	(102,943)
Adjusted EBITDA at ECRC(g)	$ 50,846	$ 38,975	$ 121,482	$ 98,337

(a) Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.

(b) Reflects the charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general, and administrative expenses.

(c) Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.

(d) Includes charges related to severance expenses, fees associated with the public offering of our senior notes, secondary public offering of our common stock, consulting fees, and charges associated with evaluating acquisition transactions.

(e) Reflects the impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.

(f) Reflects the loss on extinguishment of debt arising from the 2011 refinancing.

(g) Adjusted EBITDA at estimated current replacement cost (ECRC) is Adjusted EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC. Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost of our inventory and cost of goods sold. In addition, volatility in the cost of raw materials affects our results of operations and the period-over-period comparability of our results of operations. Therefore, we provide the spread between FIFO and ECRC, and we present Adjusted EBITDA at ECRC as another supplemental measure of our performance. We believe this additional adjustment provides helpful information to investors, securities analysts and other interested parties in evaluating period-over-period comparisons of our performance.

KRATON PERFORMANCE POLYMERS, INC RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC (In thousands)
We reconcile Gross Profit to Gross Profit at ECRC as follows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Gross profit	$ 42,753	$ 101,454	$ 191,752	$ 296,700
Add (deduct):
Spread between FIFO and ECRC	37,636	(32,088)	20,297	(102,943)

Gross profit at ECRC (a)	$ 80,389	$ 69,366	$ 212,049	$ 193,757

(a) Gross Profit at ECRC is gross profit net of the impact of the spread between the FIFO basis of accounting and ECRC. Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost of our inventory and cost of goods sold. In addition, volatility in the cost of raw materials affects our results of operations and the period-over-period comparability of our results of operations. Therefore, we provide Gross Profit at ECRC as another supplemental measure of our performance. We believe this adjustment provides helpful information to investors, securities analysts and other interested parties in the evaluating period-over-period comparisons of our performance. As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with US GAAP because of volatility in raw material prices.

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For Further Information:
Investors: H. Gene Shiels 281-504-4886